Exhibit 8.1 – Opinion of McGuireWoods LLP – Tax

[LETTERHEAD OF MCGUIREWOODS LLP]

September 14, 2011

CarMax Auto Funding LLC

12800 Tuckahoe Creek Parkway, Suite 400

Richmond, Virginia 23238

CarMax Auto Owner Trust 2011-2

Registration Statement on Form S-3

Registration No. 333-174975

Ladies and Gentlemen:

We have acted as special federal tax counsel to CarMax Auto Funding LLC, a Delaware limited liability company (the “Company”), in connection with the above-captioned registration statement (such registration statement, together with the exhibits and any amendments thereto, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on June 17, 2011 in connection with the registration by the Company of $650,000,000 in aggregate principal amount of Asset Backed Notes (the “Notes”) to be issued by CarMax Auto Owner Trust 2011-2, a Delaware statutory trust (the “Trust”), pursuant to an Indenture dated as of September 1, 2011 (the “Indenture”) between the Trust, as issuer, and Wells Fargo Bank, National Association, a national banking association, as indenture trustee (in such capacity, the “Indenture Trustee”). The Notes are being offered and sold pursuant to the final prospectus dated September 8, 2011 (the “Base Prospectus”) and the final prospectus supplement dated September 14, 2011 (the “Prospectus Supplement”) to be filed with the Commission pursuant to Rule 424(b) under the Act.

In connection with this opinion, we have examined and relied upon the Base Prospectus, the Prospectus Supplement, the Indenture, the form of the Notes attached as an exhibit to the Indenture and such other documents, records, certificates of public officials and other instruments as we have deemed necessary or advisable for purposes of this opinion.

The opinion expressed herein is based upon the Internal Revenue Code of 1986, as amended, administrative rulings, judicial decisions, proposed, temporary and final Treasury regulations and other applicable authorities. The statutory provisions, regulations and interpretations upon which such opinion is based are subject to change, and such changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in such opinion will not be asserted by the Internal Revenue Service.

Based upon and subject to the forgoing, we are of the opinion that the statements in the Base Prospectus under the headings “Summary – Tax Status” and “Material Federal Income Tax Consequences” and the statements in the Prospectus Supplement under the headings “Summary of the Notes and the Transaction Structure – Tax Status” and “Material

September 14, 2011

Federal Income Tax Consequences”, in each case to the extent that such statements constitute matters of federal law or legal conclusions with respect thereto and except to the extent qualified therein, accurately describe the material federal income tax consequences to the holders of the Notes.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to McGuireWoods LLP in the Base Prospectus and the Prospectus Supplement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ MCGUIREWOODS LLP